Exhibit (b)(iv) under Form N-1A
                                           Exhibit (3)(ii) under 601/Reg. S-K

                                  AMENDMENT #3
                                 TO THE BY-LAWS
                                       OF
                         FEDERATED CORE TRUST II, L.P.
                           EFFECTIVE JANUARY 1, 2006

Strike Section 1, OFFICERS from Article V - OFFICERS, and replace with the following:

      Section 1. OFFICERS. The Officers of the Partnership shall be a President, a Secretary, and a Treasurer. The Partnership may also have, at the discretion of the Board, one or more Vice Chairmen, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other Officers as may be appointed in accordance with the provisions of Section 3 of this Article V. Any number of offices may be held by the same person. Any officer may be, but need not be, a Trustee or Shareholder. Any Officer, or such other person as the Board may appoint, may preside at the meetings of the Shareholders.

Strike Section 6, CHAIRMAN OF THE BOARD, Section 7, PRESIDENT and Section 8, VICE PRESIDENTS from Article V - OFFICERS AND THEIR ELECTION and replace with the following:

      Section 6. CHAIRMAN OF THE BOARD. The Board may elect from among its members a Chairman of the Board. The Chairman shall at all times be a Trustee who meets all applicable regulatory and other relevant requirements for serving in such capacity. The Chairman shall not be an officer of the Trust, but shall preside over meetings of the Board and shall have such other responsibilities in furthering the Board functions as may be assigned from time to time by the Board of Trustees or prescribed by these By-Laws. It shall be understood that the election of any Trustee as Chairman shall not impose on that person any duty, obligation, or liability that is greater than the duties, obligations, and liabilities imposed on that person as a Trustee in the absence of such election, and no Trustee who is so elected shall be held to a higher standard of care by virtue thereof. In addition, election as Chairman shall not affect in any way that Trustee's rights or entitlement to indemnification under the By-Laws or otherwise by the Trust. The Chairman shall be elected by the Board annually to hold office until his successor shall have been duly elected and shall have qualified, or until his death, or until he shall have resigned, or have been removed, as herein provided in these By-Laws. Each Trustee, including the Chairman, shall have one vote.

      Resignation. The Chairman may resign at any time by giving written notice of resignation to the Board. Any such resignation shall take effect at the time specified in such notice, or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

      Removal. The Chairman may be removed by majority vote of the Board with or without cause at any time.

      Vacancy. Any vacancy in the office of Chairman, arising from any cause whatsoever, may be filled for the unexpired portion of the term of the office which shall be vacant by the vote of the Board.

      Absence. If, for any reason, the Chairman is absent from a meeting of the Board, the Board may select from among its members who are present at such meeting a Trustee to preside at such meeting.

      Section 7. VICE CHAIRMAN. Any Vice Chairman shall perform such duties as may be assigned to him from time to time by the Board. The Vice Chairman need not be a Trustee.

      Section 8. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board to the Chairman of the Board, the President shall be the principal operating and executive officer of the Trust and shall, subject to the control of the Board, have general supervision, direction and control of the business and the officers of the Trust. The President shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Board or these By-Laws.

      Section 9. VICE PRESIDENTS. In the absence or disability of the President, the Executive Vice Presidents, Senior Vice Presidents or Vice
Presidents, if any, in order of their rank as fixed by the Board or if not ranked, a Vice President designated by the Board, shall perform all the duties of the President and when so acting shall have all powers of, and be subject to all the restrictions upon, the president. The Executive Vice President, Senior Vice Presidents or Vice Presidents, whichever the case may be, shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, these By-Laws, the President or the Chairman of the Board.








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